JOINT OPERATING AGREEMENT

Northrock Resources

International Frontier Resources Corporation

Pacific Rodera Ventures Inc.

Berkley Petroleum Corp.

EOG Resources Canada Inc.

FLINTSTONE AREA

NORTHWEST TERRITORIES

JOINT OPERATING AGREEMENT

TABLE OF CONTENTS

Article

1.00	DEFINITIONS	2
2.00	SCHEDULES	2
3.00	EFFECTIVE DATE AND TERM	3
4.00	WORKING INTEREST	3
5.00	SCOPE	3
6.00	TITLE AND ENCUMBRANCES	3
7.00	OPERATING PROCEDURE	5
8.00	ALLOCATION OF INCENTIVES	5
9.00	OPERATOR	5
10.00	DISPUTE RESOLUTION	5
11.00	GENERAL PROVISIONS	5
12.00	NOTICES	7

JOINT OPERATING AGREEMENT

THIS AGREEMENT is made as of December 4, 2000

AMONG:

INTERNATIONAL FRONTIER RESOURCES CORPORATION, a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called " International Frontier ")

-and-

NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Northrock")

- and -

PACIFIC RODERA VENTURES INC., a body corporate, having an office in the City of Vancouver, in the Province of British Columbia (hereinafter called "Pacific Rodera")

- and -

BERKLEY PETROLEUM CORP., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Berkley")

-and-

EOG RESOURCES CANADA INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "EOG")

(The companies named above may sometimes individually be referred to as "Party" and collectively as the "Parties")

WITNESSETH:

WHEREAS the Parties hold legal title to EL-397; and

WHEREAS the Parties have entered into this agreement to provide for the manner in which operations will be conducted as and from the Effective Date;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE I - DEFINITIONS

In this Agreement, including the recitals, unless the context otherwise requires, the definitions contained in Clause 101 of the Operating Procedure shall apply hereto.

a) "Access Agreement" means the agreement dated September 29, 2000 made between Tulita District Land Corporation Ltd., Northrock, Berkley, EOG, International Frontier Resources Ltd. and Pacific Rodera;

b) "Agreement Lands" means those lands described in Schedule "A", or so much thereof which remain subject to this Operating Procedure from time to time, and except where the context necessarily otherwise require, the Agreement Lands include the Petroleum Substances within, upon or under such lands;

c) "Benefits Plan" means the agreement dated November 27, 2000 made between Tulita Land Corporation, Ernie McDonald Land Corporation, Fort Norman Metis Land Corporation, Northrock, Berkley, EOG, International Frontier Resources Ltd. and Pacific Rodera;

d) "Documents of Title" means the documents listed in Schedule "A" and any document issued or negotiated in place thereof or derived therefrom, including any amendments, renewals or extensions of any such documents, conferring any right to explore any portion of the Agreement Lands for Petroleum Substances, to develop those lands in order to produce Petroleum Substances or to produce Petroleum Substances therefrom;

e) "Effective Date" means the 1St day of August, 2000;

f) "EL-397" means Exploration License 397 dated August 1, 2000 issued by the Minister of Indian Affairs and Northern Development to the Parties;

g) "Net Profits Interest" means the net profits interest payable pursuant to the Access Agreement;

h) "Operating Procedure" means the 1988 CAPL Model Frontier Joint Operating Procedure attached as Schedule "B", and the 1996 PASC Accounting Procedure and the 1993 CAPL Assignment Procedure annexed thereto and made part thereof, with amendments and elections as shown;

ARTICLE II - SCHEDULES

All Schedules attached hereto are incorporated herein by reference as fully as though contained in the body hereof. The said Schedules are:

(a) Schedule "A" which sets forth and describes the Documents of Title and Agreement Lands;

(b) Schedule "B" which is the Operating Procedure;

(c) Schedule "C" which sets out the Policies of Insurance.

ARTICLE III - EFFECTIVE DATE AND TERM

This Agreement shall have effect from the 1 St day of August, 2000. Notwithstanding Article 23.11 of the Operating Procedure, this Agreement shall remain in effect until all obligations, claims, mediations, arbitrations and lawsuits have been settled or otherwise resolved.

ARTICLE IV - WORKING INTEREST

Except as otherwise provided in this Agreement, as and from the Effective Date, the Parties shall bear all costs, risks and expenses paid or incurred under this Agreement and the Operating Procedure and shall own the Title Documents, the Agreement Lands, the petroleum substances produced therefrom and any equipment pertaining thereto in accordance with the following undivided Working Interest:

	Gross expenditures from inception up to $15M	Gross expenditures in excess of $15M
Northrock	32.5000%	32.5000%
Berkley	32.5000%	32.5000%
EOG	26.2500%	17.500%
International Frontier	5.4375%	10.875%
Pacific Rodera	3.3125%	6.625%

ARTICLE V - SCOPE

The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Documents of Title, including without limitation the joint exploration, appraisal, development and production of Petroleum Substances from the Agreement Lands.

Without limiting the generality of the above, the following activities are outside of the scope of this Agreement and are not addressed herein:

(a) Construction, operation, maintenance, repair and removal of downstream facilities;

(b) Transportation of Petroleum Substances beyond the point of delivery of the Parties' shares of Hydrocarbons to any downstream facility;

(c) Marketing and sales of Petroleum Substances; and

(d) Exploration, appraisal, development or production of minerals other than Petroleum Substances.

ARTICLE VI-TITLE AND ENCUMBRANCES

The Parties do not warrant title to their respective Working Interests in such Documents of Title or Agreement Lands but each such party covenants that:

(a) it has complied with the terms of the respective Documents of Title to the extent necessary to keep them in full force and effect;

(b) it has good right, full power and authority to enter into this Agreement;

(c) it has not, as of the Effective Date, received any notice of default in respect of the respective Documents of Title; and

(d) the portion of the Agreement Lands held by it have not been assigned or otherwise encumbered except as may be set forth in this Article.

No party shall do, or cause to be done, any act or make any omission whereby the Agreement Lands become encumbered in such a way as to adversely affect the interests of any other party or whereby the Documents of Title becomes or may become subject to termination or forfeiture.

If any Party to this Agreement creates an overriding royalty, production payment or other burden payable out of production attributable to its Working Interest held or to be acquired hereunder, or if such a burden existed prior to this Agreement and is not set forth in this Agreement, and was not disclosed in writing to the other Parties prior to the execution of this Agreement, or is not a jointly-acknowledged and accepted written obligation of all Parties (any such interest being hereinafter referred to as "Subsequently-Created Interest") irrespective of the timing of its creation and the Party out of whose Working Interest the Subsequently-Created Interest is derived (being hereinafter referred to as "Burdened Party") and the Burdened Party is required under this Agreement, including the Operating Procedure, to assign or relinquish to the other Party or Parties, all or a portion of its Working Interest and/or the production attributable thereto, each other Party shall receive said assignment and/or production free and clear of the Subsequently-Created Interest, and the Burdened Party shall indemnify and save harmless each other Party from any and all claims and demands for payment asserted by the owners of the Subsequently-Created Interest.

The obligation of a Party to convey a Working Interest in the Agreement Lands to another Party as herein provided shall extend only to such title as the Party conveying the Working Interest now holds.

The following are the sole encumbrances applicable to the Agreement Lands and except as set out below, shall be shared by the Parties, as outlined in Article IV:

(a) the Access Agreement;

(b) the Benefits Plan;

(c) the royalties payable to the applicable lessor under the Title Document; and

(d) the Net Profits Interest.

The working interest of the parties is encumbered by a Net Profits Interest payable to Tulita District Land Corporation Ltd. calculated pursuant to Schedule Three of the Access Agreement. Clause 3.4 of Schedule Three allows for the elimination of the Net Profits Interest with respect to an interest in the Agreement Lands that is conveyed to a third party. The parties agree:

1) The consideration paid on sale/disposition of an interest in the Agreement Lands shall be credited against the Net Profits Account as allowed in 2.2 (b).

2) As a consequence of the sale/disposition of an interest in the Agreement Lands, the Net Profits Interest will come payable sooner, and shall apply to less than the 100% undivided interest. The parties, including the party acquiring the sold/disposed interest, shall share the remaining responsibility for the entire Net Profits Interest in proportion to their working interests.

ARTICLE VII - OPERATING PROCEDURE

The Parties hereto agree that the Operating Procedure as amended by this Agreement governs the relationship of the Parties hereto and applies to all operations conducted with respect to the exploration, development and maintenance of the Agreement Lands for the production of Petroleum Substances.

ARTICLE VIII - ALLOCATION OF INCENTIVES

Subject to the applicable government regulations, incentives of any kind which are generated by operations conducted pursuant to this Agreement, shall be allocated among the Parties in accordance with each party's percentage participation in such operation.

ARTICLE IX - OPERATOR

Northrock is designated as Operator, and agrees to act as such.

ARTICLE X - DISPUTE RESOLUTION

The parties agree that, both during and after the performance of the terms of the agreement, each of them shall make bona fide: efforts to resolve by negotiation any dispute between them. If the dispute is not resolved by informal negotiation prior to entering into binding arbitration pursuant to Article 22 of the Operating Procedure, the dispute shall be referred to mediation utilizing the Model Mediation Procedure of The Canadian Foundation for Dispute Resolution. The parties are free to select any mutually acceptable mediator. If the parties cannot agree, they may request The Canadian Foundation for Dispute Resolution assign a mediator to the dispute. A list and resumes of available mediators, numbering one more than there are parties, will be sent by the Foundation to the parties, each of whom may strike one name, leaving the remaining name as the mediator. If more than one name remains, the designated mediator shall be selected by The Canadian Foundation for Dispute Resolution from the remaining names. The mediation process shall continue until the case is resolved, one of the Parties wishes to terminate the mediation, or the mediator makes a finding that there is no possibility of resolution.

ARTICLE XI - GENERAL PROVISIONS

Public Announcements

Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) non-affiliated Parties holding fifty percent (50%), or more, of the Working Interests has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Working Interests; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates.

Headings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

Gender

Reference to any gender includes a reference to all other genders.

Counterpart Execution

This Agreement may be executed in counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

Entirety

This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all other prior understandings and negotiations of the Parties.

Goods and Services Tax Election

The Parties hereto hereby authorize the Operator to make an election or elections jointly with the Operator under subsection 273 (i) of the Excise Tax Act. The Parties agree to be bound by any such election made, for the duration of this Agreement.

Limitations

The Parties agree that the two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 1996 c. L-15.1, as amended, for any claim (as defined in that Act) arising in connection with this agreement is extended to four years.

ARTICLE XII - NOTICES

The Parties' Address for Service are as follows:
Northrock Resources 3500, 700 - 2nd Street S.W. Calgary, Alberta T2P 2W2 Phone: (403) 213-7600 Fax: (403) 232-4650	Pacific Rodera Ventures Inc. 707, 1030 West Georgia Street Vancouver, B.C. V6E 2Y3 Phone: (604) 689-2646 Fax: (604) 689-1289

International Frontier Resources Corporation 312, 1117 - 1st Street S.W. Calgary, Alberta T2R OT9 Phone: (403) 215-2780 Fax: (403) 215-2788	Berkley Petroleum Corp. 800, 425 -1 St Street S.W. Calgary, Alberta T2P 4V4 Phone: (403) 571-3600 Fax: (403) 269-6510

EOG Resources Canada Inc. 1300, 700 - 9th Avenue S.W. Calgary, Alberta T2P 3V4 Phone: (403) 297-9100 Fax: (403) 297-9199

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative's signature.

NORTHROCK RESOURCES, an AIberta general partnership represented by its managing partner Northrock Resources Ltd.

/s/ "Dawn Catherine Rorison"

DAWN CATHERINE RORISON

MANAGER LAND SERVICE

INTERNATIONAL FRONTIER RESOURCES CORPORATION

/s/ "Pat Boswell"

/s/ "C. Thomas Berg"

PACIFIC RODERA VENTURES INC.

/s/ "David J.L. Williams"

/s/ "Harry Chew"

BERKLEY PETROLEUM CORP.

/s/ "Drew Tumbach"

DREW TUMBACH

Vice President, Land

EOG RESOURCES CANADA INC.

/s/ "D.K. Palmer"

D.K. PALMER

VICE PRESIDENT - LAND

Execution page attached to and forming part of a Joint Operating Agreement dated December 4, 2000 between NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., INTERNATIONAL FRONTIER RESOURCES CORPORATION, PACIFIC RODERAI, VENTURES INC., BERKLEY PETROLEUM CORP. and EOG RESOURCES CANADA INC.

SCHEDULE"B"

Attached to and forming part of a Joint Operating Agreement dated December 4, 2000 between NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., INTERNATIONAL FRONTIER RESOURCES CORPORATION, PACIFIC RODERA VENTURES INC., BERKLEY PETROLEUM CORP. and EOG RESOURCES CANADA INC.

1988 CAPL FRONTIER OPERATING PROCEDURE

1.01 J. "Delineation Well"

means a well described in paragraph (a), (and if b then _______ kilometres)

4.04 C. Voting Procedure

(a) Affirmative vote of 2 or more Parties holding Working Interests totalling ____60 % or more (b) Matters contained in paragraphs (a), (b), (c), (d), (e), (f) and (j) of Clause 4.05 (Powers and Duties of Management Committee) shall require the unanimous consent of the Parties

4.05 Powers and Duties of Management Committee

(g) the conduct of a testing program exceeding 30 days with respect to a well which had been drilled for the Joint Account;

5.03 A. Challenge

Operator has been Operator for at least 2 years

6.01 B. Expenditure Limitations

(a) i) the actual cost to the Operator of an single undertaking....provided the estimated cost of such undertaking does not exceed $ 50,000.00;

(a) ii) the actual cost to the Operator of settling any Third Person damage claim resulting from Joint Operations.....provided such cost does not exceed $ 35,000,00.

6.09 C Deductibles

T The deductible amount respecting any insurance policy maintained for the Joint Account shall not exceed $ 100,000.00.

6.12 A Contracts Awarded On A Prudent And Competitive Basis

(b) Operator to promptly advise.....greater than $ 25,000.00 and less than $100,000.00...the Operator shall (specify whether * or ** applies - __*_) *obtain the approval.....if the value of such transaction would exceed ($ 25,000.00. / **supply the goods and services or contract.....Operator shall advise the Non-Operators of all such transactions with a value exceeding $ ___000

9.02 A. "Delineation Penalty Area"

means those Geologic Units.....in those Sections described in paragraph (a) [specify (a) or (b)]

(a) ii) those additional 8 Sections.....situated nearest in distance to such proposed bottom hole location (specify whether * or ** is applicable - *)

9.02 B. "Exploratory Penalty Area"

means those Geologic Units in which an Independent Well is an Exploratory Well (specify whether * or ** is applicable -*)

* down to the Stratigraphic Equivalent of the depth penetrated and logged in such well or ** in all Geologic Units

In those Sections described in paragraph (a) [specify (a) or (b)]

(a) ii) those 15 additional Sections of the Agreement Lands (specify whether * or ** is applicable - * )

(b) ii) those ____ additional Sections

9.02 M. "Well Block"

those additional 8 Sections

9.03 B. Reply to Independent Operation Notice

(b) shall be reduced to thirty-six (36) hours or 4 days respectively

9.03 D. Non-Participant's Right to Participate In Deepening

reimburse the Participants in such Independent Well for 100%

9.03 E. Limitations On The Issuance Of An Independent Operation Notice

(b) operation which is estimated to be commenced later than 12 months following

(d) proposed to be drilled not earlier than 180 days prior to the Reversion Date

(d) iv) the proposed location of such well is within 10 kilometres of a well

9.03 F. Limit On Commencing Independent Operation

an Independent Operation may be commenced at any time not later than 12 months

9.04 A. Non-Participants Not to Receive Information

a Non-Participant with respect thereto (specify whether * or ** is applicable - * )

9.05A Penalty for Independent Exploratory Well

forfeit to such Participants 100% of the Working Interest it held in the Exploratory Penalty Area

9.05 B. Penalty For Independent Delineation Well

forfeit to such Participants the interest described in paragraph (b) [specify (a) or (b)]

(a) ______% of the Working Interest it held in the Delineation Penalty Area

(b) as determined pursuant to the following formula

PI=40 - ( ,5 x S) - 4Y shall not exceed 50 % or be less than 20%

9.08 E. Information

(a) The Participants in (specify whether * or ** is applicable - ** )

(b) any lands within 20 kilometres

20.02 A. Designation of Disposition Mechanism

without first complying with the provisions of Subclause C of this Clause 20.02 (specify B or C)

SCHEDULE "B" - OPERATING PROCEDURE

Attached to and forming part of the Agreement dated the 4t" day of December 2000 among NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., INTERNATIONAL FRONTIER RESOURCES CORPORATION, PACIFIC RODERA VENTURES INC., BERKLEY PETROLEUM CORP. and EOG RESOURCES CANADA INC.

1996 PASC ACCOUNTING PROCEDURE

I. Operating Fund (Clause 105): proportionate share of 10%

II. Approvals (Clause 110): Clause n/a; 2 or more parties totaling 65%

III. Expenditure Limitations (Clause 112):

a) excess of $25,000 c) excess of $25,000

IV. Employee Benefits (Clause 202 (b)): 25%

V. Camp and Housing (Clause 213(b)): shall X shall not ___

VI. Warehouse Handling (Clause 216): 5%

VII. Allocation Options (Clause 221):

204 - $0.34/km

207(c) - handled on well/facility count

212 - handled on well/facility count

213 (a) - handled on well/facility count

214 - handled on well/facility count

VIII. Overhead Rates (Clause 302):

(a) For each Exploration Project: _____% OR

(1) 5% of first $50,000

(2) 3% of next $100,000

(3) 1% of cost exceeding (1) and (2)

(b) For each Drilling Well: _____% OR

(1) 3% of first $50,000

(2) 2% of next $100,000

(3) 1% of cost exceeding (1) and (2)

(c) For Initial Construction: _____% OR

(1) 5% of first $50,000

(2) 3% of next $100,000

(3) 1% of cost exceeding (1) and (2)

(d) For Subsequent Construction Project: 3%

(e) For Operations and Maintenance: _____% OR

(1) 10% of cost and

(2) $150 per producing well per month

(3) $_____ flat rate per month

Shall _____ Shall not X

IX. Dispositions: (Clause 406): $25,000

1993 CAPL ASSIGNMENT PROCEDURE (by reference only)

SCHEDULE"C"

Attached to and forming part of a Joint Operating Agreement dated December 4, 2000 between NORTHROCK RESOURCES an Alberta general partnership represented by its managing partner Northrock Resources Ltd., INTERNATIONAL FRONTIER RESOURCES CORPORATION, PACIFIC RODERA VENTURES INC., BERKLEY PETROLEUM CORP. and EOG RESOURCES CANADA INC.

POLICIES OF INSURANCE -

(Required pursuant to Subclause 6.09 B)

(i) Automobile Liability Insurance covering all motor vehicles or snowcraft and all terrain vehicles, owned or non-owned, operated or licenced by the Operator and used in joint operations (insofar as they are used in joint operations), with an inclusive bodily injury,

(ii) Comprehensive General Liability Insurance with an inclusive bodily injury, death, and property damage limit of one million dollars ($1,000,000) per occurrence, and without restricting the generality of the provisions of this paragraph, such coverage shall include, but not be limited to, Employer's, Employer's Contingent Liability, Contractual Liability, Contractor's Protective Liability, Products and Completed Operations Liability; and

(iii) Aircraft Liability Insurance covering all aircraft, owned or non-owned, operated or licenced by the Operator and used in joint operations (insofar only as they are used in joint operations), with an inclusive bodily injury, death and property damage limit of five million dollars ($5,000,000) per occurrence.